Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Hovnanian Enterprises, Inc. on Form S-8 of our report dated December 20, 2018 relating to the consolidated financial statements of GTIS – HOV Holdings VI LLC as of and for the year ended October 31, 2018 and as of and for the period from February 24, 2017 (date of inception) through October 31, 2017, appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 20, 2019